Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Releases Preliminary Unaudited

Fourth Quarter and Year End 2008 Results;

Postpones Conference Call Until Monday, March 23, 2009;

Final 2008 Results Pending Completion of Impairment Testing

Business Stabilizing Beginning in December 2008;

First Quarter 2009 Earnings Guidance a Minimum of $0.23 per diluted share

TUCSON, ARIZONA –March 13, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced preliminary operating results for the fourth quarter and calendar year ended December 31, 2008. The operating results do not yet consider the impact of the required year end impairment of goodwill testing.

Due to the complexities of the process associated with goodwill impairment testing for 16 reporting units, the Company requires additional time to complete its impairment analysis and calculations. Based upon the dramatic reduction in the Company’s market capitalization from September 30, 2008 to December 31, 2008, as well as the continued deterioration of the mergers and acquisitions market (which saw dramatically lower valuations placed on comparable companies sold) during that period and the negative effects of the economic downturn, the Company expects to take a non-cash asset impairment charge in the fourth quarter of between approximately $35.0 million and $60.0 million, which will be in addition to the $141.0 million impairment charge recorded by the Company at September 30, 2008. As a result of the foregoing, the Company expects to file a Form 12b-25 with the SEC signifying that it intends to postpone the filing of its Annual Report on Form 10-K for the year ended December 31, 2008. In the interim, rather than delay the announcement of year end results pending the completion of its impairment analysis, the Company has elected to release its year end results that are unaffected by impairment considerations. Once the impairment analysis is complete, the Company will follow these preliminary results with its final year end results.

Fourth Quarter 2008 Preliminary Results (Unaudited)

For the fourth quarter of 2008, the Company reported revenue of approximately $178.0 million, an increase of approximately 80% from $98.7 million for the comparable period in 2007. Revenue from Providence’s social services segment grew to approximately $81.4 million in the fourth quarter compared to $75.8 million in the prior year period while revenue from its non-emergency transportation (NET) services business, which the Company acquired in December 2007, totaled approximately $96.6 million in the fourth quarter of 2008 compared to $22.9 million in the 2007 period.

Without giving effect to the substantial asset impairment charge that the Company expects to record in the fourth quarter, the Company would have reported a loss before income tax of approximately $7.9 million in the quarter ended December 31, 2008. Included in the loss before income tax is a $5.8 million expense for the vesting acceleration of all previously awarded and unvested stock options and restricted stock awards that was recognized by the Company in the fourth quarter of 2008. By expensing these options and restricted stock awards in 2008 rather than in future periods (the vesting period is typically three years), the Company estimates that it will avoid recognizing approximately $3.0 million of stock-based compensation

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5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

expense in 2009. In the quarter ended December 31, 2007, the Company reported income before tax of $7.1 million.

Providence’s direct client census was approximately 62,800 at December 31, 2008, up from approximately 52,600 at December 31, 2007 and up from approximately 48,000 at September 30, 2008, and the Company had over six million individuals eligible to receive services under its NET contracts at December 31, 2008. The Company had 716 direct contracts at December 31, 2008 up from 638 at December 31, 2007.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, decreased 5% to approximately $57.0 million for the quarter ended December 31, 2008 from approximately $59.9 million for the prior year period. The decrease in managed entity revenue from period to period was primarily attributable to the Company’s acquisition and consolidation of substantially all of the assets in Illinois and Indiana of Camelot Community Care, Inc., a managed entity, on September 30, 2008. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census was approximately 24,500 at December 31, 2008 as compared to approximately 23,600 at December 31, 2007. Contracts of managed entities increased to 323 from 320 year over year.

Full Year Preliminary 2008 Results (Unaudited)

For the full 2008 year, revenue increased approximately 143% to approximately $691.7 million from $285.2 million for the year ago period. Providence’s social services segment grew 18.4% to approximately $310.6 million with the NET service revenue comprising the remaining $381.1 million. Without giving effect to the additional non-cash asset impairment charge that the Company expects to record in the fourth quarter, which will result in the Company’s reporting of a substantial net loss for the year, the Company would have reported operating loss of approximately $120.4 million for 2008, compared to operating income of $25.7 million for 2007, and a loss before income tax of approximately $139.0 million for 2008 compared to income before income tax of $24.1 million for 2007. Managed entity revenue was approximately $242.9 million and $225.0 million for 2008 and 2007, respectively.

Providence also recently announced that it has signed an amended credit agreement with its senior debt holders related to its $173 million senior term loan. The agreement reset the Company’s financial covenant targets for the fourth quarter of 2008, thereby eliminating any potential default for covenant violations at December 31, 2008, and is also designed to reset the Company’s financial covenant targets (and provide for a number of other favorable covenant calculation adjustments) for all of 2009. The decision was made to amend the credit agreement, rather than just negotiate a covenant default waiver for the fourth quarter of 2008, in an effort to facilitate a full year of anticipated covenant coverage without regard to any potential debt repayments related to the possible sale of assets.

“Over the summer and fall of 2008, Providence was incredibly challenged by the economic downturn and its affect on our payers,” said Fletcher McCusker, Chairman and CEO. “Dependent entirely upon government funds, the Company had to diplomatically balance helping our payers through a very difficult period and maintaining our high standards of care with, at times, our need to challenge our payers regarding potential rate reductions, withheld funds and rationed care, all new payer behaviors we saw for the first time in the Company’s history. While the Company still grew in 2008 over 2007, we did not perform at forecasted levels. This put our covenants in jeopardy as these covenants were set around our typical growth and our guidance, which was released in November 2007 when the economy was still robust.

“As we ‘missed’ our financial expectations, withdrew guidance and warned of covenant challenges with our lenders, our stock saw dramatic selling pressure that reduced our market capitalization from approximately $400 million in the first quarter of 2008 to under $25 million by the end of 2008, which, when combined with the decline in the mergers and acquisitions market, has caused us to incur significant non-cash impairment losses.

“In the meantime, our ability to manage the delicate balance between the needs of our payers and the needs of the Company, maintain our long-term and favorable relationships with our payers and lobby for increased business began to pay off in December, as evidenced by the dramatic increase in our census and our recent

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Providence Service Corporation

announcement of two new contract wins. We have also taken several steps to increase our profitability by decreasing the Company’s operating expenses, including freezing salaries and reducing certain benefits, trimming our fixed salaried work force and eliminating potential 2009 earnings-based management bonuses. In addition, we successfully renegotiated our lender covenants, which would have otherwise been in default at year end. As a result of the foregoing, we believe we have turned the corner and that our first quarter is off to an excellent start. We are also optimistic that our historic budget visibility will return as states plan for the fiscal year that begins July 1, 2009 and believe that we are positioned to benefit from recent changes in Washington, including the economic stimulus package which grants $87 billion to the states for Medicaid, and the renewal of the State Children’s Health Insurance Program (SCHIP).”

Guidance

The Company anticipates revenue of between approximately $170.0 million and $180.0 million for the first quarter of 2009 with estimated diluted earnings per share of at least $0.23. This is based upon unaudited actual January and preliminary February results. Diluted shares outstanding in the first quarter of 2009 are estimated at approximately 14.8 million. Guidance for the first quarter of 2009 includes, among other expenses, approximately $1.5 million in costs and expenses related to the amended credit agreement (including arrangement, legal, accounting and other expenses) and approximately $300,000 in legal and other fees related to the now abandoned consent solicitation.

Rescheduled Conference Call

As a result of the delay in the release of its final results, the Company is postponing the conference call to discuss its results and corporate developments for the fourth quarter and full year ended December 31, 2008 that was previously scheduled for Monday, March 16, 2009 to Monday, March 23, 2009. The conference call will take place at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT). Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 680-0865, or for international callers (617) 213-4853 and by using the passcode 13037270. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PNFWPX49Y. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until March 30, 2009 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 43351992.

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 87,000 clients through 1,039 contracts at December 31, 2008, with an estimated 6.3 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence's filings with the Securities and Exchange Commission, including its latest Form 10-K. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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